EXHIBIT 99.1
News
For Immediate Release	Contact:
January 29, 2015	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $1.22, EXCLUDING SPECIAL ITEMS, A 100-PERCENT INCREASE OVER PRIOR YEAR; REPORTED EARNINGS WERE $0.61 PER SHARE
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Company Reports Record 2014 Annual Earnings of $4.00 per Share, Excluding Special Items, a 65-Percent Increase over 2013; 2014 Earnings per Share, Including Special Items, were $2.59 from Continuing Operations
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2014 Highlights:

•	Acquisition Highly Accretive to Earnings
•	Synergies Continue to Track Ahead of Target
•	Operating Income, Excluding Special Items, increased 139% for the Fourth Quarter and 89% for the Full Year
•	Strong Cash Flows of $120 Million in Fourth Quarter; Debt Repayment of $100 Million in Second Half of 2014
•	Company Restructures Operations to Improve Performance

New York, January 29—Minerals Technologies (NYSE: MTX) today reported record earnings per diluted share from continuing operations of $1.22, excluding special items, for the fourth quarter of 2014, a 100-percent increase over the $0.61 per diluted share recorded in the fourth quarter of 2013. Reported earnings per diluted share for the quarter were $0.61.

For the full year 2014, the company reported record earnings per diluted share from continuing operations of $4.00, excluding special items, compared with earnings of $2.42 per diluted share in the prior year, an increase of 65 percent. Reported earnings per diluted share from continuing operations were $2.59 for the full year.

"Minerals Technologies achieved its fifth consecutive year of record financial results with all five business segments contributing double digit operating income margins," said Joseph C. Muscari, chairman and chief executive offer. "For the fourth quarter, the company recorded a 100-percent increase in earnings per share, which illustrates the high level of accretion generated from the May 2014 acquisition of AMCOL International. We continue to integrate the three new business segments smoothly and are approximately 15 months ahead of our target to achieve $50 million in synergies in the first two years."

Fourth Quarter

Minerals Technologies' fourth quarter worldwide sales increased 101 percent to $516.0 million from $256.6 million in the same period in 2013.

The company's operating income for the fourth quarter was $74.1 million, excluding special items, compared with the $31.0 million recorded in the same period in 2013, a 139-percent increase. Reported operating income for the fourth quarter was $42.6 million.

Cash flow from operations for the quarter was $119.8 million compared with $44.2 million in 2013.

Fourth quarter worldwide sales for the Specialty Minerals segment, which includes the precipitated calcium carbonate (PCC) and Processed Minerals product lines, decreased 4 percent to $159.6 million.

Income from operations for the Specialty Minerals segment in the quarter increased 3 percent to $24.7 million, excluding special items. Income from operations as a percentage of sales expanded to 15.5 percent compared with 14.4 percent of sales in the fourth quarter of 2013. This increase was attributable to cost and expense control, productivity improvements and improved profitability in the Processed Minerals product line. Operating income, as reported, was $24.4 million.

Worldwide sales of PCC decreased 7 percent to $128.6 million, primarily as a result of decreased volumes from the closing of two paper mills in Alabama and France in the first quarter of 2014.  Foreign exchange had an unfavorable impact of 3 percentage points on PCC sales. Processed Minerals products fourth quarter sales increased 8 percent to $31.0 million. Talc sales increased 9 percent and ground calcium carbonate (GCC) sales increased 7 percent.

Fourth quarter sales in the Refractories segment, which primarily serves the steel industry, increased 4 percent to $92.9 million. Foreign exchange had an unfavorable effect on sales of 4 percentage points. Operating income, excluding special items, in the fourth quarter of 2014 was $12.1 million, a 26-percent increase over the $9.6 million recorded in the prior year. This was primarily attributable to increased sales and profits in Europe and the Americas, higher equipment income, productivity improvements and expense control in the quarter. Operating income, as reported, was $14.2 million.

Refractory products sales increased 6 percent to $72.5 million. Metallurgical products sales decreased 4 percent for the quarter to $20.4 million.

The newly acquired business segments—Performance Materials, Construction Technologies and Energy Services—contributed to the strong financial performance. The fourth quarter was the second full quarter of contribution from the former AMCOL International businesses.

Sales in the Performance Materials segment were $141.4 million, with operating income of $21.5 million, representing 15.2 percent of sales, excluding special items. Sales in the Construction Technologies segment were $46.0 million for the quarter with an operating income of $4.6 million, excluding special items, which represents operating income margin of 10.0 percent and a continuation of its improved performance. The Energy Services segment generated sales of $76.1 million for the fourth quarter, with operating income of $13.2 million and a 17.3 percent operating income margin, excluding special items.

The double digit margins achieved by all three of these business segments were a result of good cost and expense control and the realization of synergies.

Full Year 2014

Worldwide sales for the full year grew 69 percent to $1.725 billion. Operating income for the full year, excluding special items, increased 89 percent to $234.5 million from $124.4 million in 2013. Reported operating income for the full year was $168.8 million. Cash flow from operations for the year was $314.1 million; and the company paid down $100 million of acquisition-related debt in the second half of 2014.

Full-year worldwide sales for the Specialty Minerals segment decreased 3 percent to $650.1 million. Income from operations, excluding special items, for Specialty Minerals increased slightly to $98.8 million in 2014, and represents 15.2 percent of sales.

"Our Paper PCC business unit continues to make progress expanding geographically, especially in China, where a new satellite plant went into operation mid-year and four other satellite plants are under construction," said Mr. Muscari. "Two major developments in China during 2014 were the signing of contracts for PCC use in packaging, and for the deployment of our NewYield™ integrated process technology. The company also signed four agreements for its FulFill® E-325 high filler technology."

In June, Minerals Technologies signed an agreement with Zhejiang Zhengda Paper Group Co. Ltd. for a 50,000 metric ton per year satellite PCC plant that will produce coating-grade PCC for packaging at a paper mill in Zhejiang Province, China. And, in August, the company signed an agreement with Sun Paper Group to deploy the newly introduced NewYield™ Integrated Process Technology at Sun's pulp and paper operations in Shandong Province, China. NewYield™ is a breakthrough technology that converts a paper and pulp mill waste stream into a functional pigment for filling paper. This technology eliminates the cost of environmental disposal and remediation of certain waste streams to papermakers.

Sales in the Refractories segment increased 3 percent to $359.7 million from $348.4 million in 2014. Operating income, excluding special items, increased 25 percent to $41.7 million, and represents 11.6 percent of sales. This improvement is a result of strong profitability in Europe and the Middle East, higher equipment profits and productivity improvements.

During 2014, the Refractories segment, entered into two new multi-year refractory maintenance agreements with steel makers based on the cost per ton of steel produced. The company initiated a three-year agreement with Bhushan Steel Ltd. in India, and a two-year arrangement with Tata Steel Europe in the United Kingdom. Cost-per-ton contracts provide longer-term stability and a closer working relationship with the customer.

The revenue contribution from Performance Materials, Construction Technologies and Energy Services since the May 9, 2014 acquisition was $715.2 million. Performance Materials sales for the eight months were $352.8 million with operating income of $51.3 million, excluding special items, representing 14.5 percent of sales. Construction Technologies continued its strong turnaround performance reporting revenues for the eight months of $152.3 million with operating income of $18.7 million and an operating margin of 12.3 percent, excluding special items; and, Energy Services contributed sales of $210.1 million with operating income of $31.6 million and a 15 percent operating income margin, excluding special items. The contribution from all three business segments was the result of stable market conditions, good cost and expense control and realization of synergies.

"The acquisition of AMCOL International has transformed Minerals Technologies—doubling our size to a $2 billion company and broadening our platform for growth," said Mr. Muscari. "We are the world leader in both precipitated calcium carbonate and bentonite with demonstrated expertise in fine particle technology. As a high performance global operating company, we will continue to pursue our strategies of geographic expansion and new product innovation from our broadened base."
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Restructuring

As a result of the strategic business review to improve business performance, the company continued the restructuring program initiated in the second quarter of 2014. There were $31.4 million in special items incurred in the fourth quarter related to the continuation of that restructuring program and to the realignment of the company's business operations. Minerals Technologies announced an additional 2 percent reduction of its workforce over the previously announced 8 percent reduction for a total permanent reduction of approximately 10 percent of its workforce. The company has also realigned its business operations to improve efficiencies and profitability through consolidation of certain manufacturing operations. Minerals Technologies will close three Construction Technologies' operations—two in Europe and one in Asia—and consolidate these operations into others in these regions.  The company will also close and consolidate the operations of one of the Performance Materials blending facilities in the U.S.  In addition, we are combining several of the acquired and legacy MTI administrative offices, specifically in Mumbai, Istanbul, and Shanghai and closing our office in Belgium.

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Minerals Technologies has scheduled an analyst conference call for Friday, January 30, 2015 at 11:00 a.m. to discuss operating results for the fourth quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.
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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2013 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31,	Sep. 28,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
	2014	2014	2013	Qtr.	Year	2014	2013	Year

Net sales
Product sales	$439.9	$458.1	$256.6	(4)%	71%	$1,514.9	$1,018.2	49%
Service revenue	76.1	85.4	0.0	(11)%	*	210.1	0.0	*
Total net sales	516.0	543.5	256.6	(5)%	101%	1,725.0	1,018.2	69%

Cost of sales
Cost of goods sold	329.5	337.8	197.6	(2)%	67%	1,141.5	784.5	46%
Cost of service revenue	54.1	60.7	0.0	(11)%	*	148.1	0.0	*
Total cost of sales	383.6	398.5	197.6	(4)%	94%	1,289.6	784.5	64%

Production margin	132.4	145.0	59.0	(9)%	124%	435.4	233.7	86%

Marketing and administrative expenses	50.0	59.7	22.9	(16)%	118%	177.4	89.2	99%
Research and development expenses	6.4	6.6	5.1	(3)%	25%	24.4	20.1	21%
Amortization expense of intangible assets acquired	1.9	1.9	0.0	*	*	4.8	0.0	*
Acquisition related transaction and integration costs	2.4	4.2	0.0	(43)%	*	19.1	0.0	*
Restructuring and other charges	31.4	5.8	0.0	*	*	43.2	0.0	*
Insurance / litigation settlement (gain)	(2.3)	0.0	(2.5)	*	*	(2.3)	(2.5)	*

Income from operations	42.6	66.8	33.5	(36)%	27%	168.8	126.9	33%

Interest expense, net	(16.6)	(16.0)	0.1	*	*	(41.8)	(0.3)	*
Premium on early extinguishment of debt	0.0	0.0	0.0	*	*	(5.8)	0.0	*
Other non-operating income (deductions), net	1.3	0.9	(0.7)	*	*	1.8	(2.9)	*
Total non-operating deductions, net	(15.3)	(15.1)	(0.6)	*	*	(45.8)	(3.2)	*

Income from continuing operations before tax and equity in earnings	27.3	51.7	32.9	(47)%	(17)%	123.0	123.7	(1)%

Provision for taxes on income	6.0	14.4	9.3	(58)%	(35)%	30.8	34.5	(11)%
Equity in earnings of affiliates, net of tax	0.6	0.3	0.0	*	*	1.2	0.0	*

Income from continuing operations, net of tax	21.9	37.6	23.6	(42)%	(7)%	93.4	89.2	5%

Income (loss) from discontinued operations, net of tax	0.1	0.2	0.0	*	*	2.1	(5.7)	*

Consolidated net income	22.0	37.8	23.6	(42)%	(7)%	95.5	83.5	14%

Less: Net income attributable to non-controlling interests	0.7	0.8	1.0	(13)%	(30)%	3.1	3.2	(3)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$21.3	$37.0	$22.6	(42)%	(6)%	$92.4	$80.3	15%

Weighted average number of common shares outstanding:

Basic	34.6	34.5	34.4			34.5	34.7

Diluted	34.9	34.8	34.8			34.8	35.0

Earnings per share attributable to MTI:

Basic:
Income from continuing operations attributable to MTI	$0.61	$1.07	$0.66	(43)%	(8)%	$2.62	$2.48	5%
Income (loss) from discontinued operations attributable to MTI	0.01	0.00	0.00	*	*	0.06	(0.16)	*
Net Income attributable to MTI common shareholders	$0.62	$1.07	$0.66	(42)%	(6)%	$2.68	$2.32	15%

Diluted:
Income from continuing operations attributable to MTI	$0.61	$1.06	$0.65	(42)%	(6)%	$2.59	$2.46	5%
Income (loss) from discontinued operations attributable to MTI	0.00	0.00	0.00	*	*	0.06	(0.16)	*
Net Income attributable to MTI common shareholders	$0.61	$1.06	$0.65	(42)%	(6)%	$2.65	$2.30	15%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended December 31, 2014, September 28, 2014, and December 31, 2013 each consisted of 94 days, 91 days, and 93 days. As a result of the acquisition of AMCOL International on May 9, 2014, the year-to-date financial results of the acquired business reflect 237 days.

2)
During the fourth quarter of 2014, as a result of the continuation of the restructuring program initiated during the second quarter of 2014, the Company announced an additional 2 percent reduction of its workforce over the 8 percent previously announced reduction for a total permanent reduction of approximately 10 percent of its workforce. In addition, the Company realigned its business operations to improve efficiencies and profitability through consolidation of certain manufacturing operations and administrative offices. The Company will consolidate two of its Construction Technologies' European operations and one in Asia into the others in these regions. In addition, the Company will consolidate one of its Performance Materials blending facilities within U.S. The Company also recognized impairment charges for certain underutilized coiled tubing equipment within the Energy Services segment.

The impairment and restructuring charges recorded in association with this program are as follows:

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
		2014	2014	2013	2014	2013

	Impairment of assets
	Performance Materials	$0.4	$0.0	$0.0	$0.4	$0.0
	Construction Technologies	11.7	0.0	0.0	11.7	0.0
	Energy Services	11.6	0.0	0.0	11.6	0.0
	Total impairment of assets charge	$23.7	$0.0	$0.0	$23.7	$0.0

	Restructuring and other costs
	Severance and other employee benefits
	Specialty Minerals	$0.3	$0.5	$0.0	$3.0	$0.0
	Refractories	0.1	0.0	0.0	0.7	0.0
	Performance Materials	2.4	2.0	0.0	5.6	0.0
	Construction Technologies	2.8	2.0	0.0	5.8	0.0
	Energy Services	1.4	1.3	0.0	3.7	0.0
		7.0	5.8	0.0	18.8	0.0

	Other costs
	Performance Materials	0.7	0.0	0.0	0.7	0.0

	Total restructuring and other costs	$7.7	$5.8	$0.0	$19.5	$0.0

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended December 31, 2014, September 28, 2014, and December 31, 2013 and the twelve months period ended December 31, 2014 and December 31, 2013 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
		2014	2014	2013	2014	2013
	Income from continuing operations attributable to MTI	$21.2	$36.8	$22.6	$90.3	$86.0

	Special items:
	Acquisition related transaction and integration costs	2.4	4.2	0.0	19.1	0.0
	Premium on early extinguishment of debt	0.0	0.0	0.0	5.8	0.0
	Non-cash inventory step-up charges	0.0	0.0	0.0	5.6	0.0
	Restructuring and other charges	31.4	5.8	0.0	43.2	0.0
	Insurance / litigation settlement (gain)	(2.3)	0.0	(2.5)	(2.3)	(2.5)
	Related tax effects on special items	(10.0)	(3.2)	1.0	(22.6)	1.0

	Income from continuing operations attributable to MTI, excluding special items	$42.7	$43.6	$21.1	$139.1	$84.5

	Diluted earnings per share, excluding special items	$1.22	$1.25	$0.61	$4.00	$2.42

4)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2014, September 28, 2014, and December 31, 2013 and the twelve months period ended ended December 31, 2014, and December 31, 2013 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Year Ended
	(millions of dollars)	Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
		2014	2014	2013	2014	2013
	Cash flow from continuing operations	$119.8	$86.9	$44.2	$314.1	$137.5
	Capital expenditures	19.4	25.7	11.6	81.8	43.9
	Free cash flow	$100.4	$61.2	$32.6	$232.3	$93.6

5)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
		2014	2014	2013	2014	2013
	Interest income	$1.2	$0.8	$0.9	$3.4	$3.0
	Interest expense	(17.8)	(16.8)	(0.8)	(45.2)	(3.3)
	Premium on early extinguishment of debt	0.0	0.0	0.0	(5.8)	0.0
	Foreign exchange gains (losses)	1.6	1.6	(0.6)	3.3	(2.1)
	Other deductions	(0.3)	(0.7)	(0.1)	(1.5)	(0.8)
	Non-operating income (deductions), net	$(15.3)	$(15.1)	$(0.6)	$(45.8)	$(3.2)

Amortization of deferred financing costs of $1.0M, $1.1M and $2.6M are included in interest expense for the three months ended December 31, 2014 and September 28, 2014, and twelve months period ended December 31, 2014, respectively.

6)	During the second quarter of 2013, the Company ceased operations at its Paper PCC merchant plant in Walsum, Germany and reclassified such operations as discontinued.
	The following table details selected financial information for the Walsum plant included within discontinued operations in the Consolidated Statements of Income:
	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
		2014	2014	2013	2014	2013
	Net Sales	$0.0	$0.0	$0.0	$0.0	$1.6

	Production Margin	0.0	0.0	0.0	0.0	(2.1)
	Total Expenses (income)	(0.1)	(0.2)	0.0	(0.3)	0.5
	Facility closure costs accrual (reversal)	0.0	0.0	0.0	(2.4)	5.9

	Income (loss) from operations	$0.1	$0.2	$0.0	$2.7	$(8.5)
	Provision (benefit) for taxes on income	0.0	0.0	0.0	0.6	(2.8)

	Income (loss) from discontinued operations, net of tax	$0.1	$0.2	$0.0	$2.1	$(5.7)

	The Company reversed a facility closure accrual of $2.4 million to settle its contractual obligations at the Walsum, Germany site.

7)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, January 30, 2015 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
SALES DATA	Dec. 31,	Sept. 28,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
	2014	2014	2013	Qtr	Year	2014	2013	Year

United States	$299.8	$326.3	$138.7	(8)%	116%	$1,004.4	$563.5	78%
International	216.2	217.2	117.9	(0)%	83%	720.6	454.7	58%
Net Sales	$516.0	$543.5	$256.6	(5)%	101%	$1,725.0	$1,018.2	69%

Paper PCC	$113.2	$113.4	$122.0	(0)%	(7)%	$454.5	$480.0	(5)%
Specialty PCC	15.4	16.5	16.3	(7)%	(6)%	66.1	67.2	(2)%
PCC Products	$128.6	$129.9	$138.3	(1)%	(7)%	$520.6	$547.2	(5)%

Talc	$13.8	$13.8	$12.7	0%	9%	$55.5	$50.9	9%
Ground Calcium Carbonate	17.2	19.3	16.1	(11)%	7%	74.0	71.7	3%
Processed Minerals Products	$31.0	$33.1	$28.8	(6)%	8%	$129.5	$122.6	6%

Specialty Minerals Segment	$159.6	$163.0	$167.1	(2)%	(4)%	650.1	669.8	(3)%
`
Refractory products	$72.5	$69.7	$68.2	4%	6%	$273.9	$264.0	4%
Metallurgical Products	20.4	20.7	21.3	(1)%	(4)%	85.8	84.4	2%
Refractories Segment	$92.9	$90.4	$89.5	3%	4%	$359.7	$348.4	3%

Metalcasting	$72.0	$70.0	$0.0	3%	*	$181.4	$0.0	*
Household, Personal Care & Specialty Products	41.8	42.8	0.0	(2)%	*	108.0	0.0	*
Basic Minerals & Other Products	27.6	22.8	0.0	21%	*	63.4	0.0	*
Performance Materials Segment	$141.4	$135.6	$0.0	4%	*	$352.8	$0.0	*

Environmental products	$18.9	$34.5	$0.0	(45)%	*	$70.7	$0.0	*
Building Materials & Other Products	27.1	34.6	0.0	(22)%	*	81.6	0.0	*
Construction Technologies Segment	$46.0	$69.1	$0.0	(33)%	*	$152.3	$0.0	*

Energy Services Segment	$76.1	$85.4	$0.0	(11)%	*	$210.1	$0.0	*

Net Sales	$516.0	$543.5	$256.6	(5)%	101%	$1,725.0	$1,018.2	69%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31,	Sept. 28,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
SEGMENT OPERATING INCOME DATA	2014	2014	2013	Qtr.	Year	2014	2013	Year

Specialty Minerals Segment	$24.4	$26.0	$24.0	(6)%	2%	$95.8	$98.4	(3)%
% of Sales	15.3%	16.0%	14.4%			14.7%	14.7%
Refractories Segment	$14.2	$9.7	$12.1	46%	17%	$43.2	$35.9	20%
% of Sales	15.3%	10.7%	13.5%			12.0%	10.3%
Performance Materials Segment	$18.0	$18.7	$0.0	(4)%	*	$41.0	$0.0	*
% of Sales	12.7%	13.8%				11.6%
Construction Technologies Segment	$(9.8)	$8.3	$0.0	(218)%	*	$(0.8)	$0.0	*
% of Sales	-21.3%	12.0%				-0.5%
Energy Services Segment	$0.2	$10.2	$0.0	(98)%	*	$16.3	$0.0	*
% of Sales	0.3%	11.9%				7.8%

Unallocated Corporate Expenses	$(2.0)	$(1.9)	$(2.6)	5%	(23)%	$(7.6)	$(7.4)	3%

Acquisition related transaction costs	$(2.4)	$(4.2)	$0.0	*	*	$(19.1)	$0.0	*

Consolidated	$42.6	$66.8	$33.5	(36)%	27%	$168.8	$126.9	33%
% of Sales	8.3%	12.3%	13.1%			9.8%	12.5%

SPECIAL ITEMS

Specialty Minerals Segment	$0.3	$0.5	$0.0	*	*	$3.0	$0.0	*

Refractories Segment	$(2.1)	$0.0	$(2.5)	*	*	$(1.5)	$(2.5)	*

Performance Materials Segment	$3.5	$2.0	$0.0	*	*	$10.3	$0.0	*

Construction Technologies Segment	$14.4	$2.0	$0.0	*	*	$19.5	$0.0	*

Energy Services Segment	$13.0	$1.3	$0.0	*	*	$15.3	$0.0	*

Acquisition related transaction costs	$2.4	$4.2	$0.0	(43)%	*	$19.1	$0.0	*

Consolidated	$31.5	$10.0	$(2.5)	*	*	$65.7	$(2.5)	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (acquisition related transaction costs set forth in the above table), for the quarterly periods ended December 31, 2014, September 28, 2014, and December 31, 2013, and the twelve month periods ended December 31, 2014 and 2013 constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31,	Sept. 28,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
EXCLUDING SPECIAL ITEMS	2014	2014	2013	Qtr.	Year	2014	2013	Year

Specialty Minerals Segment	$24.7	$26.5	$24.0	(7)%	3%	$98.8	$98.4	0%
% of Sales	15.5%	16.3%	14.4%			15.2%	14.7%
Refractories Segment	$12.1	$9.7	$9.6	25%	26%	$41.7	$33.4	25%
% of Sales	13.0%	10.7%	10.7%			11.6%	9.6%
Performance Materials Segment	$21.5	20.7	$0.0	4%	*	$51.3	$0.0	*
% of Sales	15.2%	15.3%				14.5%
Construction Technologies Segment	$4.6	10.3	$0.0	(55)%	*	$18.7	$0.0	*
% of Sales	10.0%	14.9%				12.3%
Energy Services Segment	$13.2	11.5	$0.0	15%	*	$31.6	$0.0	*
% of Sales	17.3%	13.5%				15.0%

Unallocated Corporate Expenses	$(2.0)	$(1.9)	$(2.6)	5%	(23)%	$(7.6)	$(7.4)	3%

Consolidated	$74.1	$76.8	$31.0	(4)%	139%	$234.5	$124.4	89%
% of Sales	14.4%	14.1%	12.1%			13.6%	12.2%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	December 31,	December 31,
	2014*	2013**

Current assets:
Cash & cash equivalents	$249.6	$490.3
Short-term investments	0.8	15.8
Accounts receivable, net	412.6	204.4
Inventories	211.8	89.2
Prepaid expenses and other current assets	49.8	15.4
Total current assets	924.6	815.1

Property, plant and equipment	2,174.2	1,282.3
Less accumulated depreciation	992.1	976.3
Net property, plant & equipment	1,182.1	306.0

Goodwill	770.9	64.4
Intangible assets	212.1	3.0
Other assets and deferred charges	137.0	29.0

Total assets	$3,226.7	$1,217.5

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$5.6	$5.5
Current maturities of long-term debt	0.3	8.2
Accounts payable	170.4	94.9
Other current liabilities	176.6	72.3
Total current liabilities	352.9	180.9

Long-term debt	1,455.5	75.0
Deferred income taxes	314.5	0.0
Other non-current liabilities	214.9	87.2
Total liabilities	2,337.8	343.1

Total MTI shareholders' equity	863.0	847.5
Non-controlling Interest	25.9	26.9
Total shareholders' equity	888.9	874.4

Total liabilities and shareholders' equity	$3,226.7	$1,217.5

* Unaudited
** Condensed from audited financial statements.